PURCHASE AGREEMENT

by and between

HUGHES TELEMATICS, INC.

and

THE REYNOLDS AND REYNOLDS COMPANY

Dated as of July 20, 2006

ARTICLE I THE PUR	CHASE AND SALE OF THE COMPANY STOCK AND REYNOLDS PATENTS	1
1.01.	The Company Stock	1
1.02.	The Reynolds Patents	1
1.03.	Closing	2
ARTICLE II	CONSIDERATION; DELIVERY OF SHARES; ADJUSTMENT	2
2.01.	Stock Consideration; Delivery of Shares	2
2.02.	Patent Consideration; Patent Assignment Agreement	2
2.03.	Earn-Out Payments	3
2.04.	Net Working Capital Adjustment	4
ARTICLE III	REPRESENTATIONS AND WARRANTIES REGARDING REYNOLDS7
3.01.	Organization and Qualification	7
3.02.	Authority Relative to this Agreement	7
3.03.	No Conflict; Required Filings and Consents	7
3.04.	Company Stock	8
3.05.	Reynolds Patents	8
3.06.	Brokers	9
ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY9
4.01.	Organization and Qualification	9
4.02.	Capitalization	9
4.03.	Subsidiaries	9
4.04.	No Conflict, Required Filings and Consent	9
4.05.	Legal Compliance	10
4.06.	Financial Statements; Liabilities	10
4.07.	Absence of Certain Changes or Events	10
4.08.	Absence of Litigation	11
4.09.	Employees	11
4.10.	Employee Benefit Plans; Labor Matters	12
4.11.	Contracts	14
4.12.	Customers and Suppliers	16
4.13.	Title to Properties; Absence of Liens and Encumbrances	16
4.14.	Intellectual Property	16
4.15.	Taxes	17
4.16.	Certain Interests	19
4.17.	Insurance Policies	19
4.18.	Licenses and Permits	20
4.19.	Accounts Receivable	20
4.20.	Product Liability	20
4.21.	Brokers	20
4.22.	Bank Accounts; Lock Boxes	20
4.23.	Books and Records	20
4.24.	Directors and Officers	20
4.25.	Ethical Practices	20
4.26.	Export and Import Laws and Regulations Compliance	21
4.27.	Environmental Laws	21
4.28.	Disclaimer of Other Representations and Warranties	21
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	21
5.01.	Organization and Qualification	22
5.02.	Authority Relative to This Agreement	22
5.03.	No Conflict; Required Filings and Consents	22
5.04.	Brokers	23
5.05.	Capital Contribution	23
5.06.	Disclaimer of Other Representations and Warranties	23
ARTICLE VI	CONDUCT OF BUSINESS PENDING THE CLOSING	23
6.01.	Conduct of Business by the Company Pending the Closing	23
6.02.	Negative Covenants	23
6.03.	Notification of Certain Matters	25
6.04.	No Shop	25
6.05.	Establishment of Bank Account	25
6.06.	Oracle Software	25
ARTICLE VII	ADDITIONAL AGREEMENTS	26
7.01.	Access to Information; Confidentiality	26
7.02.	Further Action; Consents; Filings	26
7.03.	Public Announcements	26
7.04.	Expenses	26
7.05.	Employees	27
7.06.	Transition Services	28
7.07.	Tax Matters	28
7.08.	Post-Closing Cooperation	30
7.09.	Certain Payments	30
7.10.	Supplies	30
7.11.	Non-Compete; Non-Solicitation	30
7.12.	Accounts Receivable	32
7.13.	Matters related to Building Lease Indemnity	32
ARTICLE VIIICONDITIONS TO CLOSING		33
8.01.	Conditions to the Obligations of Each Party	33
8.02.	Conditions to the Obligations of Purchaser	33
8.03.	Conditions to the Obligations of Reynolds	34
ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	35
9.01.	Termination	35
9.02.	Effect of Termination	35
ARTICLE X	INDEMNIFICATION	36
10.01.	Survival of Representations, Warranties, Agreements and Covenants	36
10.02.	Indemnification for the Benefit of Purchaser	36
10.03.	Indemnification for the Benefit of Reynolds	38
10.04.	Indemnification Procedures	39
ARTICLE XI	GENERAL PROVISIONS	40
11.01.	Notices	40
11.02.	Severability	41
11.03.	Assignment; Binding Effect; Benefit	41
11.04.	Specific Performance	42
11.05.	Governing Law	42
11.06.	Counterparts	42
11.07.	Entire Agreement	42
11.08.	Waiver	42
11.09.	Construction	42

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into this 20th day of July, 2006, by and between Hughes Telematics, Inc., a Delaware corporation (“Purchaser”), and The Reynolds and Reynolds Company, an Ohio corporation (“Reynolds”). Each of Purchaser and Reynolds are sometimes referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Reynolds owns, beneficially and of record, 1,000 issued and outstanding shares of common stock, no par value (the “Company Stock”), of Networkcar, Inc., a Delaware corporation (the “Company”), which shares represent all of the issued and outstanding capital stock of the Company as of the date hereof, and, as a result, Reynolds will derive substantial benefit from the sale of the Company Stock;

WHEREAS, Reynolds and Reynolds Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Reynolds (“Holdings”), owns the patents and patent applications used by the Company as a part of its business (the “Reynolds Patents”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, Purchaser desires to purchase from Reynolds and, as applicable, Holdings, and Reynolds desires to sell and, as applicable, to cause Holdings to sell, to Purchaser, the Company Stock and the Reynolds Patents; and

WHEREAS, certain capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Annex I to this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE PURCHASE AND SALE OF THE COMPANY STOCK AND REYNOLDS PATENTS

1.01. The Company Stock. Subject to compliance with all the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in this Agreement, Reynolds agrees to sell, assign, convey, transfer and deliver to Purchaser or its designee, and Purchaser agrees to purchase from Reynolds, either directly or through a designee, at the Closing, the Company Stock (the “Stock Purchase”), free and clear of any and all liens, claims, charges, taxes, encumbrances, security interests, mortgages, deeds of trust, pledges, leases, easements, claims of equitable interests, rights or restrictions of any kind whatsoever (the “Liens and Encumbrances”), for the Stock Consideration.

1.02. The Reynolds Patents. Subject to compliance with all the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in this Agreement, Reynolds agrees to cause Holdings to sell, assign, convey, transfer and deliver to Purchaser or its designee, at the Closing, all right, title and interest of Holdings in and to the Reynolds Patents (the “Patent Assignment”), free and clear of any and all Liens and Encumbrances, for the Patent Consideration. The Reynolds Patents are each identified in Section 1.02 of the Disclosure Schedule.

1.03. Closing. The closing of the Stock Purchase and the Patent Assignment (collectively, the “Closing”) will be held at the Company’s office at 4510 Executive Drive, Suite 315, San Diego, California, 92121 (or such other place as the Parties may agree) as promptly as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (or such other date as may be agreed by each of the Parties). The date on which the Closing shall occur is referred to herein as the “Closing Date.” For all purposes of this Agreement, the Closing shall be effective at 12:01 a.m. on the Closing Date.

ARTICLE II

CONSIDERATION; DELIVERY OF SHARES; ADJUSTMENT

2.01. Stock Consideration; Delivery of Shares.

(a) Amount. The “Stock Consideration” to be paid to Reynolds by Purchaser for the Company Stock shall be an aggregate of Seventeen Million Seven Hundred Ten Thousand Dollars ($17,710,000), plus any amounts that may be payable pursuant to Sections 2.03(a), 2.03(b) and 2.03(c), as adjusted pursuant to Section 2.04.

(b) Delivery of Shares; Payment of the Consideration. At the Closing, in exchange for certificates representing all of the Company Stock (the “Certificates”), Purchaser shall deliver the Stock Consideration to Reynolds by wire transfer of immediately available funds to the address or account designated by Reynolds. The Certificates will be properly endorsed for transfer to Purchaser or its designee, or accompanied by a stock power duly executed by Reynolds in favor of Purchaser or its designee and otherwise in a form acceptable for transfer on the books of the Company.

(c) No Further Rights. The portion of the Stock Consideration paid at Closing pursuant to Section 2.01(b) shall be deemed to have been given in full satisfaction of all rights pertaining to the Company Stock and Purchaser shall, from and after the Closing, have full rights of ownership with respect to the Company Stock.

2.02. Patent Consideration; Patent Assignment Agreement.

(a) Amount. The “Patent Consideration” to be paid to Holdings by Purchaser for the Reynolds Patents shall be an aggregate of Seven Million Five Hundred Thousand Dollars ($7,500,000), plus any amounts that may be payable pursuant to Sections 2.03(d) and 2.03(e), as adjusted pursuant to Section 2.04.

(b) Patent Assignment Agreement; Payment of the Consideration. At the Closing, Holdings shall deliver to Purchaser the executed Patent Assignment Agreement in the form attached as Exhibit A hereto (the “Patent Assignment Agreement”) and Purchaser shall deliver the Patent Consideration to Holdings by wire transfer of immediately available funds to the addresses or accounts designated by Reynolds.

(c) No Further Rights. The Patent Consideration shall be deemed to have been given in full satisfaction of all rights pertaining to the Reynolds Patents and Purchaser shall, from and after the Closing, have full rights of ownership with respect to the Reynolds Patents.

2.03. Earn-Out Payments.

(a) First Earn-Out Payment. If the number of Units sold by the Company for the period commencing on July 1, 2006 and ending on June 30, 2008 (such period being the “First Earn-Out Period”) exceeds 99,252, Purchaser shall pay to Reynolds on or before October 31, 2008, by wire transfer of immediately available funds to the address or account designated by Reynolds, the First Earn-Out Payment. The “First Earn-Out Payment” shall be an amount equal to Six Hundred Sixty Six Thousand and Sixty Six Dollars and Sixty Seven Cents ($666,666.67) multiplied by the quotient resulting from (x) the number of Units sold during the First Earn-Out Period in excess of 99,252 (which number shall not, for purposes of this calculation, exceed 33,084) divided by (y) 33,084. In addition to the First Earn-Out Payment, if the number of Units sold by the Company during the First Earn-Out Period exceeds 132,336, Purchaser shall pay to Reynolds on or before October 31, 2008, by wire transfer of immediately available funds to the address or account designated by Reynolds, Three Hundred Thirty Three Thousand and Thirty Three Dollars and Thirty Three Cents ($333,333.33).

(b) Second Earn-Out Payment. If the number of Units sold by the Company for the period commencing on July 1, 2008 and ending on December 31, 2008 (such period being the “Second Earn-Out Period”) exceeds 47,334, Purchaser shall pay to Reynolds on or before April 30, 2009, by wire transfer of immediately available funds to the address or account designated by Reynolds, the Second Earn-Out Payment. The “Second Earn-Out Payment” shall be an amount equal to One Million Eighty Three Thousand Three Hundred Thirty-Three Dollars and Thirty Three Cents ($1,083,333.33) multiplied by the quotient resulting from (x) the number of Units sold during the Second Earn-Out Period in excess of 47,334 (which number shall not, for purposes of this calculation, exceed 15,778) divided by (y) 15,778. In addition to the Second Earn-Out Payment, if the number of Units sold by the Company during the Second Earn-Out Period exceeds 63,112, Purchaser shall pay to Reynolds on or before April 30, 2009, by wire transfer of immediately available funds to the address or account designated by Reynolds, Five Hundred Forty One Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($541,666.67).

(c) Third Earn-Out Payment. If the number of Units sold by the Company for the period commencing on January 1, 2009 and ending on June 30, 2009 (such period being the “Third Earn-Out Period”) exceeds 65,013, Purchaser shall pay to Reynolds on or before October 31, 2009, by wire transfer of immediately available funds to the address or account designated by Reynolds, the Third Earn-Out Payment. The “Third Earn-Out Payment” shall be an amount equal to One Million Eighty Three Thousand Three Hundred Thirty-Three Dollars and Thirty Three Cents ($1,083,333.33) multiplied by the quotient resulting from (x) the number of Units sold during the Third Earn-Out Period in excess of 65,013 (which number shall not, for purposes of this calculation, exceed 21,671) divided by (y) 21,671. In addition to the Third Earn-Out Payment, if the number of Units sold by the Company during the Third Earn-Out Period exceeds 86,684, Purchaser shall pay to Reynolds on or before October 31, 2009, by wire transfer of immediately available funds to the address or account designated by Reynolds, Five Hundred Forty One Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($541,666.67).

(d) Fourth Earn-Out Payment. If the number of Units sold by the Company for the period commencing on July 1, 2009 and ending on December 31, 2009 (such period being the “Fourth Earn-Out Period”) exceeds 70,599, Purchaser shall pay to Reynolds on or before April 30, 2010, by wire transfer of immediately available funds to the address or account designated by Reynolds, the Fourth Earn-Out Payment. The “Fourth Earn-Out Payment” shall be an amount equal to One Million Eighty Three Thousand Three Hundred Thirty-Three Dollars and Thirty Three Cents ($1,083,333.33) multiplied by the quotient resulting from (x) the number of Units sold during the Fourth Earn-Out Period in excess of 70,599 (which number shall not, for purposes of this calculation, exceed 23,533) divided by (y) 23,533. In addition to the Fourth Earn-Out Payment, if the number of Units sold by the Company during the Fourth Earn-Out Period exceeds 94,132, Purchaser shall pay to Reynolds on or before April 30, 2010, by wire transfer of immediately available funds to the address or account designated by Reynolds, Five Hundred Forty One Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($541,666.67).

(e) Fifth Earn-Out Payment. If the number of Units sold by the Company for the period commencing on January 1, 2010 and ending on June 30, 2010 (such period being the “Fifth Earn-Out Period”) exceeds 76,665, Purchaser shall pay to Reynolds on or before October 31, 2010, by wire transfer of immediately available funds to the address or account designated by Reynolds, the Fifth Earn-Out Payment. The “Fifth Earn-Out Payment” shall be an amount equal to One Million Eighty Three Thousand Three Hundred Thirty-Three Dollars and Thirty Three Cents ($1,083,333.33) multiplied by the quotient resulting from (x) the number of Units sold during the Fifth Earn-Out Period in excess of 76,665 (which number shall not, for purposes of this calculation, exceed 25,555) divided by (y) 25,555. In addition to the Fifth Earn-Out Payment, if the number of Units sold by the Company during the Fifth Earn-Out Period exceeds 102,220, Purchaser shall pay to Reynolds on or before October 31, 2010, by wire transfer of immediately available funds to the address or account designated by Reynolds, Five Hundred Forty One Thousand Six Hundred Sixty Six Dollars and Sixty Seven Cents ($541,666.67).

(f) Deemed Sale. For purposes of this Section 2.03, Units shall be deemed to have been sold by the Company when such Units are shipped, in a manner consistent with past practice, to the customer of the Company.

(g) Reports. Within thirty (30) days following the end of each fiscal quarter during the First, Second, Third, Fourth and Fifth Earn-Out Periods, Purchaser shall cause the Company to deliver to Reynolds a written report setting forth the number of Units sold by the Company during such fiscal quarter. Reynolds shall treat the information contained in each such report as proprietary and confidential information.

2.04. Net Working Capital Adjustment.

(a) Preparation of Closing Balance Sheet and Net Working Capital Statement. Not less than five (5) business days prior to the Closing Date, Reynolds shall in good faith prepare and deliver to Purchaser an estimated balance sheet of the Company as of the close of business on the day prior to the Closing Date (the “Closing Balance Sheet”) and an estimated statement of the Net Working Capital (the “Closing Date Net Working Capital”), derived from the Closing Balance Sheet (the “Net Working Capital Statement”). The Closing Balance Sheet and the Net Working Capital Statement shall be in the forms set forth in Section 2.04(a) of the Disclosure Schedule. The Closing Balance Sheet and the Net Working Capital Statement shall be prepared in accordance with GAAP and Section 2.04(a) of the Disclosure Schedule. After delivery of the Closing Balance Sheet and Net Working Capital Statement, Reynolds shall provide Purchaser with all information related to the preparation thereof as Purchaser may reasonably request and with reasonable access to all accountants involved in the preparation thereof and cooperate with Purchaser in good faith in order to attempt to resolve any adjustments proposed thereto by Purchaser prior to the Closing Date. Upon determination of the Closing Date Net Working Capital, (i) if the Closing Date Net Working Capital is greater than Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Target Net Working Capital”), the Aggregate Consideration (as defined below) shall be increased by the excess of the Closing Date Net Working Capital over Target Net Working Capital, and (ii) if the Closing Date Net Working Capital is less than Target Net Working Capital, the Aggregate Consideration shall be decreased by the excess of the Target Net Working Capital over Closing Date Net Working Capital. For the avoidance of doubt, the cash payment to be made at Closing pursuant to Section 2.01(b) shall be increased or decreased, as applicable, as a result of the adjustment provided in the preceding sentence.

(b) Preparation of Revised Closing Balance Sheet and Revised Net Working Capital Statement. Within fifteen (15) business days after the Closing Date, Reynolds shall in good faith prepare and deliver to Purchaser a revised balance sheet of the Company as of the close of business on the day prior to the Closing Date (the “Revised Closing Balance Sheet”), which shall be in the format set forth in Section 2.04(a) of the Disclosure Schedule, and a revised statement of the Net Working Capital (the “Revised Closing Date Net Working Capital”), derived from the Revised Closing Balance Sheet (the “Revised Net Working Capital Statement”). The Revised Closing Balance Sheet and the Revised Net Working Capital Statement shall be prepared in accordance with GAAP and Section 2.04(a) of the Disclosure Schedule. If (i) the Revised Closing Date Net Working Capital is greater than the Closing Date Net Working Capital, the Aggregate Consideration shall be increased by the excess of Revised Closing Date Net Working Capital over Closing Date Net Working Capital and Purchaser shall promptly, but no later than five (5) business days after such determination, pay to Reynolds the amount of such difference, and (ii) the Revised Working Capital is less than Closing Date Net Working Capital, the Aggregate Consideration shall be decreased by the excess of the Closing Date Net Working Capital over the Revised Net Working Capital and Reynolds shall promptly, but no later than five (5) business days after such determination, pay to Purchaser the amount of such difference.

(c) Dispute Procedures. The Revised Closing Balance Sheet and the Revised Net Working Capital Statement shall be conclusive and binding upon the Parties unless Purchaser, within ninety (90) days after the Closing Date, notifies Reynolds in writing that Purchaser disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefore. Purchaser shall not be precluded from disputing items not disputed by Purchaser prior to the Closing Date. The Parties shall in good faith attempt to resolve all disputes related to the Revised Closing Balance Sheet and Revised Net Working Capital Statement, in which event the Revised Closing Balance Sheet and the Revised Net Working Capital Statement, as amended to the extent necessary to reflect the resolution of the disputes, shall be conclusive and binding on the Parties. To the extent that the Parties do not reach agreement resolving the disputed items within thirty (30) days after notice is given by Purchaser to Reynolds as described above, the Parties shall submit the disputed items to a nationally or regionally recognized independent accounting firm which is mutually agreeable to the Parties, and that shall not have had a material relationship with Reynolds or Purchaser, within two years preceding the appointment (the “Independent Accountants”), for resolution. If the Parties cannot agree on the selection of the Independent Accountants, the Parties shall request the American Arbitration Association to appoint the Independent Accountants, and such appointment shall be conclusive and binding on the Parties. The Parties shall direct the Independent Accountants to promptly, and no in no event later than twenty (20) days after referral, determine, based solely on written submissions by Reynolds and Purchaser, and not by independent review, only the disputed items, and shall render a written report as to the dispute and the resulting computation of the Net Working Capital which shall be conclusive and binding on the Parties. In resolving any disputed item, the Independent Accountants may not assign a value to any item greater than the greatest value for such items claimed by either Party or less than the smallest value for such items claimed by either Party. The fees, costs and expenses of the Independent Accountants shall be shared by Reynolds and Purchaser in proportion to the percentage of the aggregate disputed amount determined to be for the account of Reynolds and Purchaser, respectively. The “Final Closing Balance Sheet” and the “Final Working Capital Statement” shall be (A) the Revised Closing Balance Sheet and the Revised Net Working Capital Statement, if Purchaser does not notify Reynolds in writing of any dispute within forty-five (45) days after the Closing Date or (B) the Revised Closing Balance Sheet and the Revised Net Working Capital Statement, as adjusted by mutual agreement of Purchaser and Reynolds or by the Independent Accountants. The “Final Net Working Capital” shall mean the Net Working Capital of the Company as of the close of business on the day prior to the Closing Date as determined pursuant to the Final Working Capital Statement.

(d) Payment. Upon determination of the Final Net Working Capital as provided in Section 2.04(c) above, (i) if the Final Net Working Capital is greater than the Revised Closing Date Net Working Capital, the Aggregate Consideration (as defined below) shall be increased by the excess of Final Net Working Capital over Revised Closing Date Net Working Capital and Purchaser shall promptly, but no later than five (5) business days after such determination, pay to Reynolds the amount of such difference, and (ii) if the Final Working Capital is less than Revised Closing Date Net Working Capital, the Aggregate Consideration shall be decreased by the excess of the Revised Closing Date Net Working Capital over the Final Net Working Capital and Reynolds shall promptly, but no later than five (5) business days after such determination, pay to Purchaser the amount of such difference. Seventy percent (70%) of any adjustment to the Aggregate Consideration made pursuant to this Section 2.04 shall be allocated to the Stock Consideration and thirty percent (30%) of any adjustment to the Aggregate Consideration made pursuant to this Section 2.04 shall be allocated to the Patent Consideration, in each case, whether such adjustment results in an increase or a decrease in the Aggregate Consideration. As used herein, the term “Aggregate Consideration” means the sum of the Stock Consideration and the Patent Consideration.

(e) Access. To the extent not in possession of the Company, Reynolds shall provide Purchaser and its representatives and accountants full access to all relevant books and records and to employees of Reynolds to the extent necessary for Purchaser to review the Revised Closing Balance Sheet and the Revised Net Working Capital Statement and in connection with any dispute with respect to the Revised Closing Balance Sheet and the Revised Net Working Capital Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING REYNOLDS

Reynolds represents and warrants to Purchaser that:

3.01. Organization and Qualification. Reynolds is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Reynolds has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

3.02. Authority Relative to this Agreement. Reynolds and, as applicable, Holdings, have all necessary corporate power and authority to execute and deliver this Agreement and the other agreements, instruments and documents entered into on or after the date hereof in connection with this Agreement to which it is a Party (including the Patent Assignment Agreement and the Transition Services Agreement, collectively, the “Ancillary Agreements”), to perform their respective obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements by Reynolds and Holdings, as applicable, and the consummation by Reynolds and Holdings of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of Reynolds and Holdings, and no other corporate proceedings on the part of Reynolds or Holdings is necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. This Agreement and the Ancillary Agreements have been (or when executed will have been) duly and validly executed and delivered by Reynolds and Holdings, as applicable, and, assuming the due authorization, execution and delivery by Purchaser, constitute (or will, when executed, constitute) legal, valid and binding obligations of Reynolds and Holdings, as applicable, enforceable against Reynolds and Holdings, as applicable, in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

3.03. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Reynolds does not and the execution and delivery of the Ancillary Agreement by Reynolds and Holdings, as applicable, does not, or, when executed, will not, and the performance of this Agreement by Reynolds and of the Ancillary Agreements by Reynolds and Holdings, as applicable, will not, (i) conflict with or violate, result in a breach of the terms of, or contravene the articles of incorporation or bylaws of Reynolds or the certificate of incorporation or bylaws of Holdings, (ii) conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, Order, judgment or decree (“Law”) or any permit, license or authorization applicable to Reynolds or Holdings, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of or give to others any right of termination, amendment, acceleration or cancellation of, result in the loss of any right under, or result in the creation of a Lien and Encumbrance on or under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (each a “Contract”) to which Reynolds or Holdings is a Party or by which its respective property is bound or affect or result in the creation of any Lien and Encumbrance on the Company Stock or Assigned Patents.

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Reynolds does not require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority (“Governmental Entity”).

3.04. Company Stock. Reynolds holds of record and owns beneficially the Company Stock free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws) and any Liens and Encumbrances. Reynolds is not a party to any option, warrant, purchase right, or other contract or commitment that could require Reynolds to sell, transfer, or otherwise dispose of any of the Company Stock (other than this Agreement).

3.05. Reynolds Patents. The Reynolds Patents listed in Section 1.02 of the Disclosure Schedule constitute all of the U.S. and foreign patents and patent applications that are now owned by Holdings and that are licensed to or will be licensed to the Company immediately prior to the Closing for use in the Company’s business as it is presently conducted or as proposed to be conducted in written business plans or other similar documents provided to Purchaser prior to the date hereof. Other than the Reynolds Patents, no other patent or patent application owned by Reynolds or any Affiliate of Reynolds (including Holdings) is used by the Company in the conduct of the Company’s business as it is presently conducted or as proposed to be conducted in written business plans or other similar documents provided to Purchaser prior to the date hereof. Section 3.05 of the Disclosure Schedule sets forth a true and complete list of all names of any Persons who are or claim to be inventors or creators of any process or invention claimed by the Reynolds Patents and identifies, with respect to each Reynolds Patent, all licenses, commitments, license fees, royalties and other charges and other agreements relating to the Reynolds Patents to which Reynolds, Holdings or any of their Affiliates is bound or is a party. Holdings is and, immediately following the Closing, as a result of the Patent Assignment, Purchaser or its designee will be the exclusive owner of the entire right, title and interest in and to the Reynolds Patents, and good and marketable title to each Reynolds Patent, in each case, free of any Liens and Encumbrances (with the exception of any Liens and Encumbrances created by Purchaser or its designee or to which Purchaser or its designee may be subject at or following the Closing).

3.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Reynolds or its Affiliates, except for Presidio Merchant Partners LLC, whose fees shall be paid by Reynolds.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Reynolds represents and warrants to Purchaser that:

4.01. Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Reynolds has delivered to Purchaser true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where such failure would not have a Material Adverse Effect, alone or in the aggregate.

4.02. Capitalization.

(a) The authorized capital stock of the Company consists solely of 1,000 shares of Common Stock. All of the Company Stock is owned of record and beneficially by Reynolds. Except for the Company Stock, the Company does not have any issued or outstanding shares of common stock or other debt or equity securities of the Company and there are no existing contracts, commitments, understandings, obligations or arrangements, including option agreements, by which the Company may be bound to issue additional shares of common stock or other debt or equity securities in the Company or to redeem or otherwise acquire, or make any payment with respect to, any shares of common stock or other debt or equity securities or any rights or interest relating thereto. None of the outstanding equity securities of the Company were issued in violation of the Securities Act or any Law.

(b) The Company Stock has been duly authorized and validly issued and is fully paid and nonassessable.

4.03. Subsidiaries. The Company has no, nor has it ever had any, subsidiaries and does not have, nor has it ever had, an ownership interest in any other Person.

4.04. No Conflict, Required Filings and Consent.

(a) The execution and delivery of this Agreement and the Ancillary Agreements by Reynolds does not (or when executed will not), and the performance of this Agreement by Reynolds will not, (i) conflict with or violate, result in a breach of, or contravene the Company’s certificate of incorporation and bylaws, (ii) conflict with or violate any Law, permit, license or authorization applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of or give to others any right of termination, amendment, acceleration or cancellation of, result in the loss of any right under, or result in the creation of a Lien and Encumbrance on any Contract to which the Company is a party or by which its property is bound or otherwise result in the creation of a Lien and Encumbrance on any of the Company’s assets.

(b) The sale of the Company Stock hereunder does not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any party to any Contract with the Company.

4.05. Legal Compliance. The Company is operating, and has at all times operated, in compliance in all material respects with all applicable Laws.

4.06. Financial Statements; Liabilities.

(a) Financial Statements. Reynolds has furnished Purchaser with true and complete copies of (i) the unaudited balance sheets of the Company as of September 30, 2004 and 2005, and the related unaudited statements of income and cash flows for the years ended September 30, 2004 and 2005, together with all related notes and schedules thereto (collectively referred to as the “Year End Financial Statements”) and (ii) the unaudited balance sheet for the Company as of June 30, 2006, and the related unaudited statement of income and cash flows for the nine-month period then ended (the “Interim Financial Statements” and, collectively with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of the Company in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied, except as set forth therein, and except that the Interim Financial Statements are not accompanied by notes or other textual disclosure required by GAAP and are subject to the exclusion of normal year-end adjustments, and (iii) fairly present in all material respects the Company’s financial position as of the respective dates thereof and its results of operations and cash flows for the periods then ended.

(b) No Other Liabilities. The Company has not incurred any liabilities, whether accrued, contingent or otherwise, that would be required in accordance with GAAP (employing the accounting principles, policies, practices and methods of the Company) to be disclosed on the Financial Statements, except liabilities (i) that are reflected or disclosed in the Financial Statements, (ii) that are disclosed in this Agreement or in Section 4.06(b) of the Disclosure Schedule, or (iii) that were incurred after June 30, 2006 in the ordinary course of business and that, individually or in the aggregate, are not material.

4.07. Absence of Certain Changes or Events. Since June 30, 2006, except as contemplated by or as disclosed in this Agreement or in Section 4.07 of the Disclosure Schedule, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Material Adverse Effect or material loss, damage, destruction or other casualty to any of the Company’s tangible assets that were not replaced or covered by insurance. Additionally, since June 30, 2006, there has not been (a) any material addition to or material modification of employee benefits plans, arrangements or practices applicable to employees of the Company, (b) any sale, assignment, lease or transfer of any of the assets of the Company, other than inventory, (c) any change in accounting methods, principles or practices by the Company, except as otherwise required by GAAP, (d) any material damage, destruction or loss (whether or not covered by insurance) affecting any office or other facility maintained by the Company or any other material asset of the Company, (e) any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to any shares of Company Stock, or any redemption, purchase or other acquisition of any of such shares, or any other payment to the stockholders of the Company with respect to the shares of Company Stock held thereby, (f) any delay or postponement of the payment of accounts payable and other obligations, other than in the ordinary course of business, (g) any waiver or release of any right or claim of material value, (h) any entering into any employment contract (other than agreements for at will employment) or collective bargaining agreement or modification of the terms of any existing such contract or agreement, (i) any delay or failure to make any capital expenditures contemplated by the Company’s budget for capital expenditures other than any delay or failure in the ordinary course of business consistent with past practice, (j) any increase in the compensation and benefits owed to any officer or employee of the Company, or any payment of any bonus or other extraordinary compensation to any employee of the Company or entering into of any agreement to make any such increase or payment, other than any such increase or payment paid or to become payable in the ordinary course of business, or (k) any entry into a Contract to make any future capital expenditure (or series of related capital expenditures) by the Company involving more than $50,000.

4.08. Absence of Litigation. Section 4.08 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any material outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any material action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction (“Action”) or, to the knowledge of Reynolds, threatened against the Company. There are no actions pending or, to the knowledge of Reynolds, threatened against the Company challenging the validity or propriety of the transactions contemplated by this Agreement.

4.09. Employees. Section 4.09 of the Disclosure Schedule contains a list of and the following information for each full-time, part-time or temporary employee or director of Reynolds who provides a majority of his or her services to the Company (the “Company Employees”): name, year of birth, date of hire, current position, work location, current rate of compensation, employment status (i.e., active, disabled, on leave and reason therefor) and whether full-time, part-time or temporary, the amounts paid or payable as base salary and describes any other compensation arrangements for the years 2004, 2005 and 2006, including bonuses, vehicle usage, or severance. All of the Company Employees are employed by Reynolds, and not by the Company, and are employed on an “at will” basis. The Company does not have any retired employees or directors.

4.10. Employee Benefit Plans; Labor Matters.

(a) Section 4.10(a) of Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, disability or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, (A) to which the Company or, with respect to the Company Employees, Reynolds has any obligation or (B) that the Company or, with respect to the Company Employees, Reynolds maintains, contributes to or sponsors for the benefit of any current or former employee, officer or director of the Company or any Company Employee, (ii) each employee benefit plan for which the Company or, with respect to the Company Employees, Reynolds could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or, with respect to the Company Employees, Reynolds could incur liability under Section 4212(c) of ERISA, and (iv) any Contracts, arrangements or understandings between Reynolds, the Company or any of its Affiliates and any Company Employee, including any Contracts, arrangements or understandings relating to a sale or other disposition of the Company or substantial assets of the Company (collectively, the “Plans”).

(b) Each Plan is in writing and Reynolds has furnished Purchaser with a true and complete copy of each Plan and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, and (vi) any correspondence with the IRS or the Department of Labor with respect to each such Plan. The Company has no express or implied commitment (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended or any subsequent legislative enactment thereof, as amended, and in effect from time to time, including any rules and regulations promulgated thereunder (the “Code”).

(c) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Plans provides for or promises retiree health, disability or life insurance benefits to any current or former employee, officer or director of the Company or to any Company Employee. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

(d) None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Company Employee or obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, (ii) increase any benefits otherwise payable under any Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, (iv) affect in any respects any Plan’s current treatment under any Laws including any tax or social contribution law, or (v) entitle any individual to payments that would constitute “excess parachute payments” within the meaning of Section 280G of the Code.

(e) Each Plan is now and always has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company has performed all obligations required to be performed by it under and is not in any respect in default under or in violation of, any Plan. No Action is pending or, to the knowledge of Reynolds, threatened with respect to any Plan (other than claims for benefits in the ordinary course). None of the Company, or any Person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code, is subject to any penalty or tax with respect to any Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

(f) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred or is anticipated since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g) No Plan is subject to Title IV of ERISA or Section 412 of the Code. The Company has not incurred any liability under, arising out of or by operation of Title IV of ERISA or Section 412 of the Code, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

(h) All contributions, premiums or payments required to be made or accrued with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.

(i) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company or Reynolds, if applicable to the Company Employees, has been operated in good faith compliance with Section 409A of the Code and published guidance thereunder since October 3, 2004.

(j) (i) Neither the Company nor Reynolds is not a party to any collective bargaining agreement or other labor union contract applicable to the Company Employees, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or threatened between the Company and any of the Company Employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other governmental authority or any current union representation questions involving Company Employees; (v) with respect to the Company Employees, the Company and Reynolds are currently in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, worker classification, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authority and have withheld and paid to the appropriate governmental authority or are holding for payment not yet due to such governmental authority all amounts required to be withheld from Company Employees and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) either the Company or Reynolds has paid in full to all Company Employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Company Employees; (vii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any Persons currently or formerly employed by the Company or any Company Employees; (viii) the Company is not a party to, otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices; (ix) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of Reynolds, threatened with respect to the Company; and (x) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other governmental authority in any jurisdiction in which the Company has employed or currently employs any Person.

4.11. Contracts.

(a) Section 4.11 of the Disclosure Schedule lists all Contracts (written or oral) to which the Company is a party (each of which, together with the real estate leases listed in Section 4.13 of the Disclosure Schedule, shall be deemed a “Material Contract”) which:

(i) obligates the Company to pay an amount in excess of $25,000 during the fiscal year ending September 30, 2006 or $50,000 in the aggregate;

(ii) relates to the sale of goods and/or the provision of services pursuant to which the Company expects to record revenue in excess of $25,000 during the fiscal year ending September 30, 2006 or $50,000 in the aggregate;

(iii) limits or restricts the ability of the Company to compete or otherwise to conduct its business in any material manner or place, including any exclusive supplier agreements under which the Company receives any goods or services;

(iv) involves an obligation for borrowed money, constitutes a capital lease, or provides for a guaranty or surety by the Company in respect of any Person other than the Company;

(v) creates a partnership, limited liability company or joint venture;

(vi) involves commitments to make capital expenditures or purchases or sales of assets involving $25,000 or more individually;

(vii) involves sales representation or agency not terminable within thirty days or which requires payment in excess of $25,000 per year;

(viii) contains restrictions with respect to payment of dividends or any other distribution in respect of capital stock;

(ix) relates to any loan or advance to, or investment in, any Person or to the making of any such loan, advance or investment in each case involving an amount in excess of $25,000;

(x) involves indemnity obligations or obligations to perform material services arising out of a divestiture or acquisition by the Company; or

(xi) relates to any license, sublicense or other agreement or arrangement in respect of Intellectual Property, excluding commercial “off the shelf” software.

(b) Reynolds has delivered to Purchaser a correct and complete copy of the Material Contracts, including all substantive amendments, waivers and modifications thereto. Except as set forth in Section 4.11(b) of the Disclosure Schedule, each Material Contract is valid and in full force and effect according to its terms, and the Company has performed any accrued obligations thereunder. Neither the Company nor, to the knowledge of Reynolds, any other party to a Material Contract, is in default in any respect, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would (i) constitute a default of the Company nor, to the knowledge of Reynolds, any third party, under any of the Material Contracts or (ii) permit termination, modification or acceleration under any of the Material Contracts.

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedule, there are no existing Contracts, other than Plans or insurance policies of Parent, that (i) relate to the business of the Company, (ii) were entered into by Reynolds or any Affiliate of Reynolds other than the Company and (iii) will not have been assigned, in accordance with the terms of such Contract, to the Company prior to the Closing.

4.12. Customers and Suppliers. Section 4.12 of the Disclosure Schedule lists the current customers and material suppliers of the Company. Except as set forth in Section 4.12 of the Disclosure Schedule, since January 1, 2006 (i) no such supplier has provided written notice to the Company that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company, (ii) no customer of the Company has provided notice to the Company that it will stop, or materially decrease the rate of, buying materials, products or services from the Company and (iii) no customer has notified the Company in writing that it is materially dissatisfied with the materials, products or services of the Company.

4.13. Title to Properties; Absence of Liens and Encumbrances. Except as set forth in Section 4.13 of the Disclosure Schedule, the Company does not own or lease any real property. The Company has good title to, or a valid leasehold interest in, all of the tangible properties used in its business, including those reflected in the Financial Statements (other than assets disposed of in the ordinary course of business consistent with past practice since June 30, 2006), free and clear of all Liens and Encumbrances. Each item of tangible personal property that is material to the Company’s business is in good condition and repair (subject to normal wear and tear).

4.14. Intellectual Property.

(a) Except with respect to the Reynolds Patents, Section 4.14(a) of the Disclosure Schedule sets forth a true and complete list of all U.S. and foreign patents and patent applications and all names of any Persons who are or claim to be inventors or creators of any process or invention claimed by such patents or patent applications that are now owned or licensed by the Company or will be owned or licensed by the Company at the Closing; all proprietary names (namely, trademark, servicemark, trade name, brand name or the like, whether registered or unregistered) registrations and applications for registration of such proprietary names in all countries of the world that are now owned by the Company or will be owned by the Company at the Closing, all copyright registrations and applications for registration of copyrights, and all domain names and applications for registration of domain names that are now owned by the Company or will be owned by the Company at the Closing.

(b) Section 4.14(b) of the Disclosure Schedules sets forth a true and complete list of all Company Software and other Intellectual Property included in the Owned Intellectual Property and Licensed Intellectual Property (excluding the Reynolds Patents), and all Third Party Software.

(c) Section 4.14(c) of the Disclosure Schedule identifies all licenses, commitments, license fees, royalties and other charges and other agreements relating to patents, patent applications, inventions, know-how, technology, or the like, and all licenses, leases, commitments, source code escrows or the obligation to provide source code of Intellectual Property, and other agreements relating to proprietary names, copyrights, domain names, Company Software, Third Party Software and other Intellectual Property to which the Company is a party or by which the Company or any of its property is in any way bound or affected.

(d) At the Closing, the Company will be the sole and exclusive owner of the entire and unencumbered right, title and interest in and to, and will have good and marketable title to, each item of the Owned Intellectual Property, and will, at such time, have full right or license to use the Owned Intellectual Property and Licensed Intellectual Property in the conduct of its business as presently conducted or as proposed to be conducted in written business plans or other similar documents provided to Purchaser prior to the date hereof. The Company has received no notice from any other Person pertaining to or challenging the right of the Company to use any of the Owned Intellectual Property or Licensed Intellectual Property or any rights thereunder.

(e) Except as set forth in Section 4.14(e) of the Disclosure Schedule, the Owned Intellectual Property and Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the business of the Company, and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of such business. The Owned Intellectual Property is valid, enforceable and subsisting, and there are no Liens and Encumbrances against any of the Owned Intellectual Property.

(f) The Company has not violated or infringed any patent, trademark, trade name, assumed name, fictional business name, copyright, license, permit or other similar intangible property right or interest held by others or any license or permit held by the Company, and there are no Actions pending or, to the knowledge of Reynolds, threatened, before any Governmental Entity with respect to any violations or infringement of any intellectual property right of any third party. Except as set forth in Section 4.14(f) of the Disclosure Schedule, the Company has not made any claim of any violation or infringement by others of its rights to or in connection with any of the Owned Intellectual Property or Licensed Intellectual Property, and, to the knowledge of Reynolds, there is no basis for the making of any such claim.

(g) Except as set forth in Section 4.14(g) of the Disclosure Schedule, there are no proceedings, either pending or, to the knowledge of Reynolds, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any other governmental agency or tribunal, relating to any Intellectual Property owned or licensed by the Company.

4.15. Taxes.

(a) Section 4.15 of the Disclosure Schedule lists all Returns filed with respect to the Company for taxable periods ended on or after December 31, 2002, indicates those Returns that have been audited, and indicates those Returns that currently are the subject of audit. The Returns (i) of the Company and (ii) with respect to all Taxes that could be a liability of the Company required to be paid through the date hereof and as of the Closing Date (including any Taxes shown due on any Return) (“Covered Taxes”) have either been examined and settled with the relevant taxing authority or closed by virtue of the expiration of the applicable statute of limitations for all periods as reflected on the Disclosure Schedule.

(b) Reynolds, the Company and each other Person included in any consolidated or combined Return and part of any affiliated, consolidated or unitary group for federal, state or local income tax purposes of which the Company is or has ever been a member (the “Company Tax Group”):

(i) has, to the knowledge of Reynolds, timely paid or caused to be paid all Covered Taxes;

(ii) has timely filed all Returns required to be filed by it through the date hereof and as of the Closing Date with the appropriate Governmental Entities in all jurisdictions in which such Returns are required to be filed, and, to the knowledge of Reynolds such Returns were (and will be) true, correct and complete in all material respects; and

(iii) has, except as set forth in Section 4.15 of the Disclosure Schedule, not requested or caused to be filed or caused to be requested any extension of time within which to file any Return, which Return has not since been filed.

(c) Neither the Company nor Reynolds has been notified of any issues, nor has any taxing authority raised any issues or notified any member of the Company Tax Group of an intent to raise any issues, in connection with any Return of the Company or any member of the Company Tax Group relating to any Returns of which the Company is a member, or relating to Covered Taxes, and to the knowledge of Reynolds no basis exists for any such issues to be raised. Except as set forth in Section 4.15 of the Disclosure Schedule, there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to the Company or any member of the Company Tax Group, or related to Covered Taxes.

(d) To the knowledge of Reynolds, full and adequate provision has been made on the Financial Statements for all Taxes payable by the Company for all periods ending on or prior to the date of the Financial Statements for Covered Taxes for all periods beginning on or after such date.

(e) The Company has not incurred any liability for Taxes from and after the date of the Financial Statements other than Taxes incurred in the ordinary course of business consistent with previous years and past practices.

(f) To the knowledge of Reynolds, the Company has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees or payments to other third parties).

(g) The Company files a consolidated Return with Reynolds as the parent for U.S. Federal income tax purposes. The Company has never been a member of a combined, consolidated, affiliated or unitary group for Tax purposes, other than the group in which it currently is a member.

(h) The Company is not, and has not ever been, a party to any Tax sharing indemnity or similar agreement allocating Tax liability that will not be terminated on the Closing Date without any future liability to the Company (including for past Taxes).

(i) To the knowledge of Reynolds, no Liens and Encumbrances for Taxes exist with respect to any assets or properties of the Company. To the knowledge of Reynolds, there are no Covered Taxes asserted by any taxing authority to be due that have not been paid.

(j) Section 4.15 of the Disclosure Schedule lists all the jurisdictions in which the Company is required to file Returns or pay Taxes and the net operating loss carryforwards, if any, of the Company for such jurisdictions. No claim has ever been made by any taxing authority in a jurisdiction in which the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction, and, to the knowledge of Reynolds, no basis exists for any such claim to be made.

(k) The Company has not received any income or gain that (i) has been accrued or accounted for for financial accounting purposes, or that is reflected on the Financial Statements and (ii) has been deferred and will be recognized after the Closing Date for Tax purposes that has not adequately been provided for in the Financial Statements.

(l) The Company has not agreed to, and is not required to, make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local, or foreign Law), and neither the Internal Revenue Service nor any taxing authority has proposed any such adjustments or changes in the accounting methods of the Corporation. The Company has not agreed to, and is not required to, make any adjustments or changes either on, before or after the Closing Date, to its accounting methods, and no tax authority has proposed any such adjustments or changes in the accounting methods of the Company and the Subsidiaries.

(m) The Company has disclosed to the Internal Revenue Service all positions taken on their federal income tax Returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code. The Company is not a party to any understanding or arrangement described in Section 6111(c), Section 6111(d) or Section (d)(2)(C)(ii) of the Code, and has not “participated” in a potentially abusive Tax transaction with in the meaning of Treasury Regulations Section 1.6011-4.

(n) The Company is not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. All mergers, spin-offs, transfers of assets or any other kind of transactions that may qualify as a corporate reorganization for tax purposes consummated by the stockholders or the Company have been made and continue to be in compliance with all applicable Tax laws. The consummation of the transaction contemplated by this Agreement will not affect the Tax treatment of such transaction.

4.16. Certain Interests. Except as set forth in Section 4.16 of the Disclosure Schedule, except for the payment of employee compensation in the ordinary course of business, the Company does not have any liability or any other obligation of any nature whatsoever to Reynolds or any Affiliate thereof, or to any officer or director of the Company or, to the knowledge of Reynolds, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

4.17. Insurance Policies. The Company holds no insurance policies. Section 4.17 of the Disclosure Schedule sets forth a true and complete list of the policies of Reynolds under which the Company is covered. No such policies will provide the Company with coverage following the Closing. As of the date hereof, there are no claims that are attributable to the Company pending under the policies set forth in Section 4.17 of the Disclosure Schedule.

4.18. Licenses and Permits. The Company has obtained, validly holds, and is in compliance in all material respects with, all material licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by all Governmental Entities for the conduct of the businesses and operations of the Company as now conducted (collectively, the “Required Licenses”), and there are no Actions pending or, to the knowledge of Reynolds, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such Required License. None of the Required Licenses are subject to revocation, cancellation, suspension, modification or non-renewal as a result of, and will continue in full force and effect notwithstanding, the execution of this Agreement or the consummation of the sale of the Company Stock.

4.19. Accounts Receivable. All receivables that are reflected in the Financial Statements, (i) represent actual indebtedness or other obligations incurred by the applicable account debtors and owed to the Company and (ii) have arisen from bona fide transactions between the account debtor and the Company in the ordinary course of business.

4.20. Product Liability. The Company has no liabilities in excess of $25,000 individually or in the aggregate arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

4.21. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.22. Bank Accounts; Lock Boxes. Except for the account to be established pursuant to Section 6.05, the Company maintains no accounts, lock boxes or safe deposit boxes at any bank or financial institution, and there are no accounts, lock boxes or safe deposit boxes maintained by Reynolds or any of its Affiliates at any bank or financial institution that are exclusively related to the business of the Company.

4.23. Books and Records. The minute books and records of the Company contain true, complete and correct records of all actions taken at all meetings and by all written consents in lieu of meetings of the Board of Directors, or any committees thereof, and stockholders of such the Company.

4.24. Directors and Officers. Section 4.24 of the Disclosure Schedule lists all of the (i) current directors and (ii) current officers of the Company.

4.25. Ethical Practices. Neither the Company nor any of its representatives has corruptly (within the meaning of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or otherwise illegally offered or given, and, to the knowledge of Reynolds, no Person has corruptly (within the meaning of the FCPA) or otherwise illegally offered or given on behalf of the Company, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of any Governmental Entity; or (iii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Entity or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company in obtaining or retaining business for, or with, any Governmental Entity; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person.

4.26. Export and Import Laws and Regulations Compliance. There are no claims, complaints, charges, investigations or proceedings pending or, to the knowledge of Reynolds, threatened between the Company and any Governmental Entity under any U.S. Export and Import Laws or any Foreign Export and Import Laws. The Company has prepared and timely applied for all permits and licenses and entered into all technical assistance agreements that in each case are required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws, for the conduct of its business and Seller has made available to Purchaser true and complete copies of issued and pending import and export licenses, technical assistance agreements and all documentation required by, and necessary to evidence compliance with, all U.S. Export and Import Laws and all Foreign Export and Import Laws.

4.27. Environmental Laws. Except for matters which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) the Company is in compliance with all applicable Environmental Laws in effect on the date hereof, (b) the Company has not received any written communication that alleges that the Company or its operations are not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof, (c) all Required Licenses currently held by the Company pursuant to applicable Environmental Laws are in full force and effect, the Company has received no written notice that it is not in compliance in all material respects with all of the terms of such Required Licenses, and no other permits or licenses are required under applicable Environmental Laws by the Company for the conduct of its business as conducted on the date hereof, and (d) the management, handling, storage, transportation, treatment, and disposal by the Company of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

4.28. Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article III and this Article IV, as set forth in any Ancillary Agreements or in any certificate delivered pursuant hereto or thereto, Reynolds makes no representation or warranty, express or implied, at law or in equity, in respect of the Company or any of the Company’s assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Reynolds that:

5.01. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

5.02. Authority Relative to This Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and by the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which Purchaser shall be a party have been (or when executed will have been) duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Reynolds, constitute (or will, when executed, constitute) legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

5.03. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery of the Ancillary Agreements to which Purchaser is or will be a party, does not, or, when executed, will not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by Purchaser will not, (i) conflict with or violate, result in a breach of the terms of, or contravene Purchaser’s organizational documents, (ii) conflict with or violate any Law, or any permit, license or authorization applicable to Purchaser or by which any property or asset of Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of, result in the loss of any right under, or result in the creation of a Lien and Encumbrance on or under, any property or asset of Purchaser pursuant to, any Contract, except, with respect to clauses (i), (ii) or (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

5.05. Capital Contribution. Purchaser presently intends to provide funds to the Company sufficient to ensure the Company has adequate working capital for its business; provided that any determination to make any such funds available to the Company, and the manner in which such funds shall be made available to the Company, shall be made in the sole discretion of Purchaser.

5.06. Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article V, as set forth in any Ancillary Agreements or in any certificate delivered pursuant hereto or thereto, Purchaser makes no representation or warranty, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE CLOSING

6.01. Conduct of Business by the Company Pending the Closing. Reynolds agrees that, between the date of this Agreement and the Closing Date, except as set forth in Section 6.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Purchaser shall otherwise consent in writing:

(a) Reynolds will cause the Company to operate in the ordinary course of business and in a manner consistent with past practice; and

(b) Reynolds shall use its commercially reasonable efforts to preserve substantially intact the Company’s business organization, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations.

6.02. Negative Covenants. Between the date hereof and the earlier of the date on which this Agreement is terminated or the Closing Date, Reynolds shall not permit the Company to, and shall cause the Company and Holdings not to, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) Sell, lease, transfer or otherwise dispose of, or mortgage, pledge or permit any Lien and Encumbrances on, the assets of the Company or the Reynolds Patents;

(b) Modify, supplement, enter into or extend in any material way, or terminate or rescind any Material Contract or waive any provision thereof;

(c) Grant any licenses or other rights to use the Company’s assets or the Reynolds Patents;

(d) Fail to perform any of its material obligations under any Material Contract or any material Required License;

(e) Split, combine or reclassify any capital stock of the Company or issue or authorize or propose the issuance of any other equity securities in respect of, in lieu of or in substitution for, shares of the Company’s capital stock, or repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any securities convertible into or exercisable for any shares of the Company’s capital stock;

(f) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of the Company’s capital stock of any class, or enter into any agreement with respect to any of the foregoing or grant any option, warrants or other rights to purchase or obtain any of its capital stock;

(g) Amend or propose to amend the Company’s certificate of incorporation, bylaws or other governing documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the Company’s business in the ordinary course);

(i) Make any loans, advances or capital contributions to, or investments in, any other Person;

(j) Create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances, in each case, not in existence as of the date of this Agreement except in the ordinary course of business;

(k) Change its methods, policies or practices of accounting in effect at September 30, 2005, except as required by changes in GAAP as concurred in by the Company’s independent auditors. The Company shall not change its fiscal year or make any material tax election, other than in the ordinary course of business consistent with past practice;

(l) Institute any increase in compensation or benefits under any Plan other than in the ordinary course of business consistent with past practice or as required under the terms of such Plan;

(m) Make any changes in the compensation of the Company Employees (including, without limitation, the grant or other provision of any severance or termination payments), other than changes in the ordinary course of business and consistent with past compensation practices;

(n) Take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan to the extent not already provided in any such Plan;

(o) Enter into any employment agreement for services to be performed on behalf of the Company or hire any new employees other than replacement of “at-will” employees at comparable compensation and benefits;

(p) Forgive any loans to any Company Employees; or

(q) Agree to or make any commitment to take any of the actions prohibited by this Section 6.02.

6.03. Notification of Certain Matters. Purchaser shall give prompt notice to Reynolds, and Reynolds shall give prompt notice to Purchaser, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of Purchaser or Reynolds, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

6.04. No Shop. From and after the date hereof until the Closing or earlier termination of this Agreement in accordance with the terms hereof, Reynolds shall not and shall cause Holdings and the Company and each of their respective officers, directors, employees, agents, representatives and Affiliates not to conduct discussions with any Person (a “Potential Acquiror”) with respect to any offer or proposal for the purchase or sale of the Company Stock or the Reynolds Patents, or any material portion of the assets of the Company, or with respect to any merger, acquisition, combination, consolidation or similar transaction involving the Company, entertain any bids for such assets from a Potential Acquiror, propose any further bidding for such assets, participate in any process for the sale of such assets to any Person other than Purchaser, or enter into any agreement or transaction relating to any of the foregoing. Reynolds agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which they (or any of them) are a party with respect to the Company or the Reynolds Patents.

6.05. Establishment of Bank Account. Prior to the Closing Date, Reynolds shall cause the Company to establish a bank account with a financial institution to be designated by Purchaser. The signatories on such account shall, at the Closing, be Persons designated by Purchaser. Nothing in this Agreement shall be deemed to restrict the right of the Company to transmit the entire balance of such account to Purchaser or its designee, in the manner determined by Purchaser, at any time from and after the Closing. In determining the amount of cash to be on deposit in the above referenced bank account at the Closing, Reynolds shall make a good faith effort to have such cash be in an amount which does not result in an increase in the Aggregate Consideration as a result of the adjustments to be made pursuant to Section 2.04.

6.06. Oracle Software. Reynolds shall use its commercially reasonable efforts to obtain as promptly as practicable after the date hereof, at Reynolds’ cost, the consent of the licensor thereof to the assignment by Reynolds to the Company of Reynolds’ licenses governing the Company’s use of the Oracle 10g and Oracle 9i Database Enterprise Edition, Real Application Cluster, Partitioning, Diagnostics software (collectively, the “Oracle Software”). Notwithstanding any failure to obtain such consent, the Company shall be permitted to continue to use the Oracle Software from and after the Closing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01. Access to Information; Confidentiality. From the date of this Agreement to the Closing Date, Reynolds shall, and shall cause the Company to: (i) provide to Purchaser (and each of its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the officers, employees, agents, accountants, properties, offices, and other facilities of the Company and to the books and records of the Company and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Purchaser or its Representatives may reasonably request.

7.02. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Purchaser or Reynolds and the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under applicable Law and (iv) in the case of Reynolds, obtain all third party consents, if any, set forth in Sections 3.03 or 4.04 herein or in the Disclosure Schedule and all other third party consents necessary to operate the Company’s business as such business is conducted as of the date of this Agreement. The Parties shall cooperate with one another in connection with the making of all such filings, including by providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

7.03. Public Announcements. No Party shall issue any press release or otherwise make any public statements with respect to this Agreement, the transactions contemplated by this Agreement without the prior written consent of each other Party except to the extent required by applicable Law, in which case the Party making the press release or other public statement shall, to the extent practicable, cooperate with the other Party in determining the content of such press release or public statement.

7.04. Expenses. Each of Purchaser and Reynolds will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (including that all such expenses of the Company shall be borne by Reynolds). For the avoidance of doubt, Reynolds shall be responsible for all employee retention bonuses payable in connection with the transactions contemplated hereby and all accrued performance bonuses as reflected (or required by GAAP to be reflected) on the Company’s balance sheet as of the Closing Date resulting from the Covered Employees’ employment by Reynolds. Without limiting the generality of the foregoing, transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Purchaser when due, and Purchaser shall, at its own expense, file all necessary Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Returns and other documentation.

7.05. Employees.

(a) Termination; Offers of Employment. Except as set forth on Exhibit B to the Disclosure Schedule, at the Closing, Reynolds will terminate the employment of each Company Employee employed by Reynolds who has not otherwise terminated his or her employment relationship with Reynolds. On the Closing Date, Purchaser shall cause the Company to offer to enter into employment agreements substantially in the form attached hereto as Exhibit B with each of Paul Washicko, Bill Decker, Wade Williams, Steve Smith and Diego Borrego, provided, that, such employment agreements shall not be effective until the completion of the Closing. On the Closing Date, Purchaser shall cause the Company to offer employment to each of the Company Employees employed by Reynolds other than those employees listed in the immediately previous sentence or those designated on Exhibit B to the Disclosure Schedule as not being terminated by Reynolds, on substantially the same terms with respect to base salary, reporting responsibilities, work location and welfare and fringe benefits (with the exception of pension benefits), in the aggregate, as currently govern such other Company Employees’ employment relationships with Reynolds, including that such Company Employees shall continue to be employees “at will” following the Closing Date, provided, however, that Purchaser shall have no obligation to maintain a particular type or level of compensation or employee benefit or to continue the employment of any such person for any period of time. Purchaser shall, or shall cause the Company to, establish employee benefit plans that (i) will provide coverage for the Transferred Employees upon the termination of the period during which such benefits will be provided on a transition basis pursuant to the Transition Services Agreement and (ii) have market competitive terms, as determined in good faith by Purchaser, for similarly situated entities. Purchaser acknowledges that the Plans covering the Company Employees shall not be available to the Company or the Company Employees following the Closing Date except as provided pursuant to the Transition Services Agreement. As used herein, the term “Transferred Employee” means any Company Employee who was employed by Reynolds prior to the Closing Date and accepts the Company’s offer of employment made pursuant to this Section 7.05(a).

(b) 401(k) Plan. Reynolds shall take all necessary actions to fully vest the Company Employees who, as of the Closing Date, are participants (the “Savings Plan Employees”) in the Reynolds and Reynolds Co. 401(k) Savings Plan (the “Savings Plan”) in their account balances under the Savings Plan.

(c) SERP. Reynolds shall take all necessary actions to ensure that all Company Employees who, as of the Closing Date, are participants in the Reynolds and Reynolds Company Supplemental Retirement Plan are not in violation of the non-compete provisions therein.

(d) Flexible Spending Accounts. To the extent that any Transferred Employee contributed to an account under the Reynolds Medical Reimbursement Plan or the Dependent Care Plan (each, a “Reynolds FSA”) during the calendar year that includes the Closing Date, Reynolds shall transfer to the corresponding plan of the Company or Purchaser, upon the establishment thereof, the account balances and all relevant information related thereto of such Transferred Employees for such calendar year under such Reynolds FSA.

(e) Employee Rights. Notwithstanding anything to the contrary contained in this Agreement, Section 7.05 is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing contained in this Agreement, express or implied, shall give or be construed to give any Person (including, without limitation, any employee or any representative, dependent or heir thereof), other that the Parties hereto and such successors and assigns, any legal or equitable rights, remedy or claim hereunder.

7.06. Transition Services. Following the Closing Date, Reynolds and Purchaser will perform their respective obligations under the Transition Services Agreement entered into on the date hereof and attached as Exhibit C hereto (the “Transition Services Agreement”).

7.07. Tax Matters.

(a) Tax Returns.

(i) Purchaser shall timely prepare and file with the appropriate authorities all Returns required to be filed after the Closing Date and shall remit all Taxes due with respect to such Returns; provided that Reynolds shall first pay to Purchaser any amount attributable to any Pre-Closing Taxes covered by such Returns within ten (10) days of receipt of the Return and written demand therefor to the extent not included in the provision for Taxes on the Final Closing Balance Sheet and to the extent Reynolds does not give notice of dispute with the calculation of the demand. Reynolds shall timely prepare and file with the appropriate authorities all Returns required to be filed prior to the Closing Date on behalf of the Company, and shall pay all Taxes due with respect to such Returns.

(ii) Purchaser and Reynolds agree to cause the Company to file all Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Return filed on that basis.

(b) Tax Covenant. Between the date hereof and the Closing Date, neither Reynolds nor the Company shall make any material Tax election, make any change to any method of Tax accounting, settle or compromise any liability for Taxes or, other than in the ordinary course of business, engage in any transaction or operate the business in a manner that would directly or indirectly result in any liability for Taxes of the Company other than in the ordinary course of business.

(c) Audits. As provided in Section 1.1502-77(a) of the federal income tax regulations promulgated under the Internal Revenue Code of 1986, Reynolds shall control any audit of the Company’s federal income tax returns to the extent such returns relate to any period prior to the Closing Date. In the event the Company or Purchaser receives notice of an audit of any Return related to a period prior to the Closing Date, Purchaser shall, or shall cause the Company to, forward a copy of such notice to Reynolds within fifteen (15) business days after receipt thereof.

(d) Cooperation and Information Sharing. Reynolds and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other Representatives reasonably to cooperate, in preparing and filing all Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits related to Tax matters with respect to all taxable periods.

(e) 1445 Certificate. None of Reynolds, Holdings nor the Company is currently, nor were they at any time during the specified period in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” as that term is defined in Section 897(c)(2) of the Code.

(f) Section 338(h)(10) Election. At the election of Purchaser, Purchaser and Reynolds, and each of their respective Affiliates, will make (i) an election under Sections 338(g) and 338(h)(10) of the Code to treat the purchase of the Company as a purchase of the Company’s assets for U.S. Federal income tax purposes and (ii) analogous elections under applicable state and local Laws (collectively, the “338(h)(10) Election”). Purchaser will inform Reynolds of such election within the statutory period for making the applicable election. If the 338(h)(10) Election is made, Purchaser will propose a schedule to Reynolds, for Reynolds’ consent, which consent shall not be unreasonably withheld, allocating the Stock Consideration for Tax purposes among the Company’s assets as required by the Code and Treasury Regulations thereunder and applicable provisions of state and local Law. If the 338(h)(10) Election is made, each Party shall make all filings required by Law to make the 338(h)(10) Election valid and binding, and will not take any position contrary to the making of the election or the allocation of the Stock Consideration set forth in the preceding sentence. Upon making the Section 338(h)(10) Election, Purchaser shall pay to Reynolds, as additional consideration for the Company Stock, the amount, if any, of (A) Reynolds’ additional tax liability attributable to the making of the Section 338(h)(10) Election (i.e., the excess, if any, of Reynolds’ tax liability resulting from the application of Section 338(h)(10) over Reynolds’ tax liability that would have resulted from the sale of the Company Stock in the absence of a Section 338(h)(10) Election) or attributable to an election under state, local or foreign law similar to the election available under Section 338(g) of the Code, plus (B) any penalties and interest associated with late payments or late filings attributable to positions taken by Reynolds prior to notification of Purchaser’s direction to make the Section 338(h)(10) Election which positions change due to the Section 338(h)(10) Election, plus (C) all out-of-pocket expenses incurred by Reynolds in complying with and applying this Section 7.07(e), including computation of amount of additional payments to be made hereunder, plus (D) Reynolds’ additional tax liability resulting from all payments made to it under this Section 7.07(e), including all payments made under this clause (D).

7.08. Post-Closing Cooperation.

(a) After the Closing Date, upon Reynolds’ reasonable request (at Reynolds’ expense) and without necessity of subpoena, Purchaser will cause the Company and its representatives and counsel to cooperate in a commercially reasonable manner with Reynolds and its representatives and counsel for purposes of permitting Reynolds to address and respond to matters involving Reynolds that arise as a result of or otherwise relate to Reynolds’ prior ownership of the Company or the ownership by Holdings of the Reynolds Patents, including claims made by or against Reynolds or any of its Affiliates.

(b) After the Closing Date, upon Purchaser’s reasonable request (at Purchaser’s expense) and without necessity of subpoena, Reynolds will, and will cause its Affiliates and their representatives and counsel to, cooperate in a commercially reasonable manner with Purchaser and its representatives and counsel for purposes of permitting Purchaser to address and respond to matters involving the Company and the Reynolds Patents with respect to which Reynolds or its Affiliates possesses information of any type, including claims made by or against the Company, Purchaser or their Affiliates.

(c) Such cooperation under Section 7.08(a) and 7.08(b) shall include (i) reasonable access during normal business hours and upon reasonable notice to the appropriate Party’s and its Affiliates’ officers, directors, employees, auditors, counsel, representatives, properties, books, records and operating instructions and procedures, (ii) providing reasonable assistance to the other Party in connection with any Actions, including preparation for any Actions such as discovery, depositions and similar activities, and (iii) the right to make and retain copies of all pertinent documents and records relating to any such matters. Purchaser’s and Reynolds’ obligations under this Section 7.08 are in addition to their respective other obligations to cooperate with each other contained in this Agreement.

7.09. Certain Payments. If, following the Closing Date, Reynolds or any of its Affiliates receives any payment that rightfully belongs to Purchaser or its Affiliates (including the Company and including the assignee of the Reynolds Patents), Reynolds shall promptly, and in no event in longer than fifteen (15) business days, forward such amount to Purchaser or its Affiliate, as applicable. To the extent that the provisions of this Section 7.09 conflict with any provision of the Transition Services Agreement, the terms of the Transition Services Agreement shall govern.

7.10. Supplies. For a period of ninety (90) days after the Closing Date, the Company may continue to use stationery, forms or other similar paper goods or supplies, including marketing collateral, that state or otherwise indicate thereon that the Company is an Affiliate of Reynolds without first crossing out or marking over such statement or indication or otherwise clearly indicating on such supplies that the Company is no longer an Affiliate of Reynolds.

7.11. Non-Compete; Non-Solicitation.

(a) Reynolds shall not and shall not permit any of its Affiliates to directly or indirectly, own, manage, control or engage in any business that competes with the Company or any of its Subsidiaries with respect to the provision of telematics products or services to the local fleet market (a “Restricted Business”) within the Restricted Territory during the Non-Compete Period. For the avoidance of doubt, the previous sentence shall not restrict the ability of Reynolds or its Affiliates to engage in business with or otherwise provide any products or services to automobile dealerships, so long as such products or services do not relate to providing telematics products or services. During the Non-Compete Period, Reynolds and its Affiliates may provide telematics products or services to automobile dealerships only using the Company’s products and services, which will be made available to Reynolds and its Affiliates at pricing levels and terms that are as favorable to Reynolds and its Affiliates as the Company provides to any other customer with similar volume commitments (provided that the Company shall not be required to breach any agreement with any other customer as a result of this Section 7.11(a)). Notwithstanding the foregoing, Reynolds shall not be deemed to have violated this Section 7.11(a) by acquiring an ownership interest in a Person that provides telematics products or services so long as the gross revenue from the telematics products and services portion of such Person’s business did not, during the one year period preceding such acquisition, exceed either (x) fifteen percent (15%) of such Person’s gross revenue or (y) five million dollars ($5,000,000). As used in this Agreement, (i) “Restricted Territory” means the United States of America; and (ii) the “Non-Compete Period” means the period commencing on the Closing Date and ending on the second anniversary of the Closing Date.

(b) During the Non-Compete Period, Reynolds shall not, and shall not permit its Affiliates to, directly or indirectly, (i) induce or attempt to induce any employee, salesperson or representative of the Company or its Affiliates to leave the employ of the Company or any of its Affiliates, or (ii) hire Paul Washicko, Bill Decker, Wade Williams, Steve Smith or Diego Borrego, or any Person hired by the Company to replace any of such individuals in the employment roles assumed by any of them immediately following the Closing, prior to the six-month anniversary of the date on which such individual’s employment with the Company or such Affiliate ended; provided, that the six-month period referenced in clause (ii) shall not apply in the event that the Company terminates any of the Persons named in clause (ii) without cause (as defined in the employment agreement between the Company and such Person to be entered into at Closing). Notwithstanding the foregoing, Reynolds shall not be deemed to have violated this Section 7.11(b) by either (x) conducting a general employment advertisement or (y) hiring any individual (other than Paul Washicko, Bill Decker, Wade Williams, Steve Smith, Diego Borrego or any Person hired by the Company to replace any of such individuals in employment roles assumed by any of them immediately following the Closing) who has responded to such a general employment advertisement.

(c) Reynolds recognizes that the covenants in this Section 7.11, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of Purchaser. Reynolds agrees that such limitations are reasonable with respect to its activities, business and public purpose. Reynolds agrees and acknowledges that the violation of Section 7.11 would cause irreparable injury to Purchaser, as the owner of the Company Stock, and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, Purchaser and the Company shall be entitled to seek temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting bond. Reynolds also waives any requirement of proving actual damages in connection with obtaining any such injunctive or other equitable relief. Further, it is the intention of the Parties that the provisions of Section 7.11 shall be enforced to the fullest extent permissible under the laws and the public policies of the State of Delaware or any other applicable jurisdiction. If, at the time of enforcement of Section 7.11, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area set forth in Section 7.11.

7.12. Accounts Receivable. On the Closing Date, Reynolds shall deliver an estimated schedule of all accounts receivable of the Company as of the Closing Date reflecting the aging of such accounts receivable. Within fifteen (15) days after the Closing Date, Reynolds shall deliver a final schedule of all accounts receivable of the Company as of the Closing Date reflecting the aging of all such accounts receivable. The accounts receivable of the Company that have been outstanding for more than one-hundred twenty (120) days as of the Closing Date (whether or not included on the schedule referenced in the preceding sentence) are referred to herein as the “Aged Accounts Receivable”. For a period of ninety (90) days after the Closing Date, Purchaser shall, or shall cause the Company to, use its commercially reasonable efforts, consistent with the Company’s past practices, to collect the Aged Accounts Receivable; provided, however, that Purchaser shall not be liable to Reynolds for any failure by Purchaser to perform this obligation as a result of Reynolds’ breach of the Transition Services Agreement. To the extent that the Aged Accounts Receivable have not been collected in full within ninety (90) days after the Closing Date (the “Uncollected Aged Accounts Receivable”), Purchaser shall have the right to give a written notice to Reynolds, which notice shall identify the Uncollected Aged Accounts Receivable, on a receivable-by-receivable basis (the “Uncollected AR Notice”). The Uncollected AR Notice, if any, shall be given not later than one hundred twenty (120) days after the Closing Date. Within five (5) business days after receipt of the Uncollected AR Notice, (a) Reynolds shall pay the Company by wire transfer of immediately available funds to the account designated by Purchaser in the Uncollected AR Notice an amount equal to the full book value of the Uncollected Aged Accounts Receivable (without offset for any related reserves), and (b) Purchaser shall assign, or cause the Company to assign, to Reynolds all of Purchaser’s or the Company’s, as appropriate, interest in and to the Uncollected Aged Accounts Receivable.

7.13. Matters related to Building Lease Indemnity. On or prior to the Closing Date, Purchaser or, at Purchaser’s discretion, the Company, shall have posted a letter of credit in the face amount of $1,000,000 to support its indemnity obligations under Section 10.03(a)(iv) of this Agreement with respect to the Building Lease. Purchaser shall, or shall cause the Company to, maintain such letter of credit through the earlier of (i) the expiration of the Building Lease at the conclusion of the Term (as defined in the Building Lease) which, for the avoidance of doubt, shall not include any termination of the Building Lease due to a default by the Company thereunder or (ii) such time as Reynolds has been released from any further obligation under the Building Lease pursuant to a release in form and substance reasonably acceptable to Reynolds. Reynolds shall not unreasonably withhold, delay or condition its approval of any such release. At any time when the aggregate remaining “Base Rent” payable through the current term of the Building Lease is less than $1,000,000, Purchaser, or the Company, as applicable, shall be entitled to reduce the face amount of the letter of credit from time to time so that the face amount of the letter of credit does not exceed the aggregate remaining “Base Rent” payable under the Building Lease through the current lease term. Purchaser shall cause the Company not to exercise any right to extend the current term of the Building Lease beyond its current term unless the landlord thereunder has agreed to release Reynolds from any further obligation under the Building Lease with respect to the period covered by such extension.

ARTICLE VIII

CONDITIONS TO CLOSING

8.01. Conditions to the Obligations of Each Party. The obligations of Reynolds and Purchaser to consummate the Stock Purchase and Patent Assignment are subject to the condition that no Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Stock Purchase or Patent Assignment illegal or otherwise prohibiting consummation thereof and that, on the Closing Date, there shall not be pending any Action seeking the imposition of any such Order.

8.02. Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Stock Purchase and Patent Assignment are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Each of the representations and warranties of Reynolds contained in this Agreement that are qualified as to materiality or Material Adverse Effect or any similar standard or qualification shall be true and correct, and each of the representations and warranties of Reynolds contained in this Agreement that are not qualified as to materiality or Material Adverse Effect or any similar standard or qualification shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and, if the Closing does not occur simultaneously with the execution of this Agreement, Purchaser shall have received a certificate of a duly authorized officer of Reynolds to such effect;

(b) Reynolds shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Reynolds on or prior to the Closing Date, and, if the Closing does not occur simultaneously with the execution of this Agreement, Purchaser shall have received a certificate of certificate of a duly authorized officer of Reynolds to that effect;

(c) Purchaser shall have received evidence of receipt, each in form and substance reasonably satisfactory to Purchaser, of (i) all required authorizations, consents, orders and approvals of all Governmental Entities and officials, if any, and (ii) all third party consents, if any, set forth in Sections 3.03 and 4.04 herein or in the Disclosure Schedule and all other third party consents necessary to operate the Company’s business as such business is conducted as of the date of this Agreement;

(d) Reynolds and Holdings shall have executed and delivered to Purchaser an executed counterpart to the Patent Assignment Agreement;

(e) The Transition Services Agreement shall remain in full force and effect;

(f) Reynolds shall have delivered executed counterparts of the Resignation and General Release, in the form of Exhibit D hereto, executed by each director and officer identified in Section 4.24 of the Disclosure Schedule;

(g) Between the date of this Agreement and the Closing Date, no Material Adverse Effect shall have occurred and be continuing; and

(h) All of the Contracts referenced in Section 4.11(c) of the Disclosure Schedule shall have been validly assigned by Reynolds to the Company and shall remain in full force and effect.

8.03. Conditions to the Obligations of Reynolds. Reynolds’s obligations to consummate the Stock Purchase and Patent Assignment are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Each of the representations and warranties of Purchaser contained in this Agreement that are qualified as to materiality or any similar standard or qualification shall be true and correct, and each of the representations and warranties of Purchaser contained in this Agreement that are not qualified as to materiality or any similar standard or qualification shall be true and correct in all material respects, in each case as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and, if the Closing does not occur simultaneously with execution of this Agreement, Reynolds shall have received a certificate of a duly authorized officer of Purchaser to such effect;

(b) Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and, if the Closing does not occur simultaneously with execution of this Agreement, Reynolds shall have received a certificate of a duly authorized officer of Purchaser to that effect; and

(c) Purchaser shall have caused the Company to offer, contingent upon the occurrence of the Closing, (i) employment agreements substantially in the form attached hereto as Exhibit B to each of Paul Washicko, Bill Decker, Wade Williams, Steve Smith and Diego Borrego and (ii) employment to each of the other Company Employees other than those employees listed in clause (i), on substantially the same terms (with respect to base salary, reporting responsibilities and work location), in the aggregate, as currently govern such other Company Employees’ employment relationships with Reynolds.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a) by mutual written consent of Purchaser and Reynolds;

(b) by Purchaser or Reynolds, if the Closing Date shall not have occurred on or before August 31, 2006; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

(c) by Purchaser or Reynolds, if there shall be any Order that is final and nonappealable preventing the consummation of the Stock Purchase; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any Party requesting or supporting such Order, or to any Party not having used its commercially reasonable efforts to prevent the entry of such Order;

(d) by Purchaser upon a breach of any material representation, warranty, covenant or agreement on the part of Reynolds set forth in this Agreement, or if any material representation or warranty of Reynolds shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Reynolds Breach”); provided, however, that, if such Terminating Reynolds Breach is curable by Reynolds through the exercise of its commercially reasonable efforts and for so long as Reynolds continues to exercise such efforts, Purchaser may not terminate this Agreement under this Section 9.01(d) unless such breach is not cured within thirty (30) days after notice thereof is provided by Purchaser to Reynolds; or

(e) by Reynolds upon a breach of any material representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any material representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Purchaser Breach”); provided, however, that, if such Terminating Purchaser Breach is curable by Purchaser through the exercise of its best efforts and for so long as Purchaser continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 9.01(e) unless such breach is not cured within thirty (30) days after notice thereof is provided by Reynolds to Purchaser.

9.02. Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Purchaser, the Company or Reynolds or any of their respective shareholders, officers or directors, and all rights and obligations of each Party hereto shall cease, provided, however, that nothing herein shall relieve any Party from liability for the breach of any of its representations or warranties, or the breach of the covenants or agreements set forth in this Agreement.

ARTICLE X

INDEMNIFICATION

10.01. Survival of Representations, Warranties, Agreements and Covenants. Subject to the further provisions of this Section 10.01, the representations and warranties of the Reynolds contained in Articles III and IV and the representations and warranties of Purchaser contained in Article V shall survive the Closing Date and continue in full force and effect until eighteen (18) months after the Closing Date; provided that the representations and warranties of Reynolds contained in Sections 3.01, 3.02, 3.04, 3.05, 3.06, 4.01, 4.02, 4.05, 4.15, 4.21, 4.25 and 4.26 (“Excluded Reynolds Representations”) and the representations and warranties of Purchaser contained in Sections 5.01, 5.02 and 5.04 (the “Excluded Purchaser Representations”) shall survive the Closing Date and continue in full force and effect until the earlier of (a) the six (6) month anniversary of the expiration of the applicable statute of limitations or (b) the seventh anniversary of the Closing Date. The indemnification obligations of the Parties pursuant to Section 10.02(a)(i) and 10.03(a)(i) shall survive for as long as the applicable representation and warranty giving rise to the indemnification claim survives, and the indemnification obligations of the Parties pursuant to the provisions of Section 10.02(a), other than Section 10.02(a)(i), and of Section 10.03(a), other than Section 10.03(a)(i), shall survive until the earlier of (a) the six (6) month anniversary of the expiration of the applicable statute of limitations or (b) the seventh anniversary of the Closing Date. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.” No claim shall be brought under Article X unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (i) written notice of the existence of any such claim, or (ii) written notice pursuant to Section 10.04 of any Third Party Claim, the existence of which might give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to pursue such claims subsequent to the Survival Date for the enforcement of their rights under Article X, notwithstanding any applicable limitation period (which the Parties hereby waive).

10.02. Indemnification for the Benefit of Purchaser.

(a) After the Closing Date, Purchaser and its Affiliates (including, after the Closing Date, the Company), officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless by Reynolds for any and all liabilities, losses, damages, diminution in value, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including in connection with any Action brought or otherwise initiated by any of them) (hereinafter, a “Loss”), arising out of or resulting from:

(i) the inaccuracy of any representation or warranty in Article III or Article IV as of the date hereof or as of the Closing Date (as if remade on the Closing Date);

(ii) the breach by Reynolds or Holdings of any agreement of such Person contained in this Agreement or any Ancillary Agreement;

(iii) the breach of contract or other claims made by any Person alleging to have had a contractual or other right to acquire any of the Company Stock, any of the Company’s assets or any of the Reynolds Patents;

(iv) any liability resulting from or arising out of the pre-Closing operation of the business of the Company, other than liabilities incurred in the ordinary course of business and consistent with past practice;

(v) (A) any Taxes of Reynolds or any of its Affiliates other than the Company and (B) any other Taxes imposed on or with respect to the operations of the Company with respect to taxable periods of the Company ending on or before the Closing Date (all Taxes indemnified pursuant to Section 10.02, the “Pre-Closing Taxes”);

(vi) With respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company that are allocable, pursuant to the next sentence, to the portion of such period ending on the Closing Date. In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and (ii) in the case of Taxes not described in subparagraph (i), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(vii) if Reynolds has not, on or prior to the Closing Date, obtained a consent from the licensor thereof to the assignment to the Company of Reynolds’ licenses to use the Oracle Software, the use by the Company of the Oracle Software from and after the Closing, including Losses related to claims for infringement, costs incurred by the Company for replacement licenses (if the consent to assignment has not been obtained on or before the 30th day after the Closing Date) or costs incurred by the Company to obtain consent to the assignment of Reynolds’ license rights to the Oracle Software to the Company.

(b) [Certain text in this section has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted text.]

(c) Reynolds shall have no liability with respect to the matters described in Section 10.02(a)(i) hereof until the total of all Losses with respect thereto exceeds one hundred thousand dollars ($100,000) (the “Basket Amount”) in which event Reynolds shall be obligated to indemnify the Purchaser Indemnified Parties as provided in this Article X for all such Losses in excess of the Basket Amount. Notwithstanding the foregoing, in no event shall the aggregate liability of Reynolds under Section 10.02(a)(i) hereof exceed five million five hundred thousand dollars ($5,500,000) (the “Cap Amount”). Notwithstanding anything in the foregoing to the contrary, in no event shall the Basket Amount or Cap Amount be applicable to the Excluded Reynolds Representations (except those representations and warranties of Reynolds contained in Sections 4.05, 4.25 and 4.26, to which the Basket Amount and the Cap Amount shall be applicable), or to any claims resulting from fraud or intentional misconduct, with respect to each of which Reynolds shall be responsible for the full amount of Losses incurred by any Purchaser Indemnified Party that are indemnifiable under this Article X.

(d) For the avoidance of doubt, Losses constituting diminution in value shall be deemed to have been actually suffered or incurred upon the occurrence of the event resulting in such diminution in value notwithstanding the absence of any sale of stock or other interests in the Company or its Affiliates.

10.03. Indemnification for the Benefit of Reynolds.

(a) After the Closing Date, Reynolds and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Reynolds Indemnified Parties”) shall be indemnified and held harmless by Purchaser for any and all Losses arising out of or resulting from:

(i) the inaccuracy of any of any representation or warranty in Article V as of the date hereof or as of the Closing Date (as if remade on the Closing Date);

(ii) the breach by Purchaser of any agreement of Purchaser contained in this Agreement or any Ancillary Agreement;

(iii) Taxes imposed on or with respect to the operations of the Company with respect to taxable periods of the Company beginning after the Closing Date; and

(iv) any amounts which Reynolds is required to pay to the landlord under that certain Office Lease between Crescent Chancellor Park, LLC and Reynolds, dated July 11, 2003, as amended by First Amendment to Office Lease between Crescent Real Estate Funding VIII, L.P. and Reynolds, dated August 18, 2005 (the “Building Lease”) or any guaranty of the Company’s obligations thereunder issued by Reynolds, as a result of any breach by the Company of its obligations under the Building Lease.

(b) Purchaser shall have no liability with respect to the matters described in Section 10.03(a)(i) hereof until the total of all Losses with respect thereto exceeds the Basket Amount in which event Purchaser shall be obligated to indemnify the Reynolds Indemnified Parties as provided in this Article X for all such Losses in excess of the Basket Amount. Notwithstanding the foregoing, in no event shall the liability of Purchaser under Section 10.03(a)(i) hereof exceed the Cap Amount. Notwithstanding anything in the foregoing to the contrary, in no event shall the Basket Amount or Cap Amount be applicable to the Excluded Purchaser Representations with respect to each of which Purchaser shall be responsible for the full amount of Losses incurred by any Reynolds Indemnified Party that are indemnifiable under this Article X.

10.04. Indemnification Procedures.

(a) The obligations and liabilities of Purchaser and Reynolds (together, the “Indemnifying Parties”) under this Article X with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article X (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if a Party (an “Indemnified Party”) shall receive notice of any Third Party Claim, the Indemnified Party shall give all Indemnifying Parties notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article X except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party that gave rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided, however, that, (i) in the case of a Loss associated with Taxes, or if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel and jointly defend such Third Party Claim, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party and (ii) if Purchaser is the Indemnified Party and determines that the Third Party Claim has a reasonable likelihood of adversely affecting the Company’s business, Purchaser shall have the right to assume and control the defense of such Third Party Claim at the expense of Reynolds, though counsel of Purchaser’s choice (which choice is subject to Reynolds consent, which shall not be unreasonably withheld, delayed or conditioned), so long as Purchaser gives notice of its intention to assume and control the defense to Reynolds. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any Party conducting the defense against such claim without the prior written consent of the other Party unless (i) in all cases other than cases involving Taxes, the other Party and its Affiliates are released in full in connection with such settlement and (ii) in the reasonable judgment of the other Party, the settlement does not contain any provision which may materially and adversely affect the other Party’s ability to continue to operate its businesses (other than, in the case of an Indemnifying Party, as a result of the requirement to make a payment with respect to the Third Party Claim).

ARTICLE XI

GENERAL PROVISIONS

11.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile, telegram or telex, registered or certified mail (postage prepaid, return receipt requested), or by overnight delivery (via an internationally recognized service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.01):

if to Purchaser:

Hughes Telematics, Inc.

c/o Apollo Management, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Facsimile No.: (212) 515-3288

Attention: Jeff Leddy

with copies (which shall not constitute notice) to:

Hughes Telematics, Inc.

c/o Apollo Management, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Facsimile No.: (212) 515-3264

Attention: Andy Africk

and

O’Melveny & Myers LLP

1625 Eye Street, N.W.

Washington, D.C. 20006

Facsimile No.: (202) 383-5414

Attention: David G. Pommerening

if to Reynolds:

The Reynolds and Reynolds Company
One Reynolds Way
Kettering, Ohio 45430
Facsimile No.: (937) 485-0978
Attention: Chief Financial Officer

with a copy to:

The Reynolds and Reynolds Company
One Reynolds Way
Kettering, Ohio 45430
Facsimile No.: (937) 485-0978
Attention: General Counsel

11.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

11.03. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party; provided, however, that Purchaser shall have the right to assign its rights and obligations under this Agreement in whole or in part to any of its Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.04. Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

11.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.

11.06. Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain signatures of fewer than all of the Parties but all of which shall be taken together as a single instrument. This Agreement, to the extent signed and delivered by electronic means, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

11.07. Entire Agreement. This Agreement (including the Exhibits, Annexes and the Disclosure Schedule) and those agreements referenced herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless made in writing and signed by all Parties hereto.

11.08. Waiver. At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

11.09. Construction. Unless specified otherwise, the words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. All references to “$” or “Dollars” shall be to United States dollars and all references to “days” shall be to calendar days unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Law are to such Law as amended from time to time and, as relates to any statute, includes the rules and regulations promulgated thereunder, as the same also may be amended from time to time. References to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of Purchaser and Reynolds has caused this Agreement to be executed by its respective officers thereunto duly authorized as of the date first above written.

PURCHASER:

HUGHES TELEMATICS, INC.

By:
Name:
Title:

REYNOLDS:

THE REYNOLDS AND REYNOLDS COMPANY

By:
Name:
Title: